Exhibit 2.2

Execution Version

ACKNOWLEDGMENT AND WAIVER

This Acknowledgment and Waiver (the “Waiver”) is made as of September 23, 2021 by and among CA Healthcare Acquisition Corp., a Delaware corporation (“CAH”), CA Healthcare Sponsor LLC, a Delaware limited liability company (the “Sponsor”), LumiraDx Limited, a Cayman Islands exempted company limited by shares with company number 314391 (“LumiraDx”) and the undersigned individuals, each of whom is a member of CAH’s board of directors and/or management team (the “Insiders”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, CAH and LumiraDx are parties to that certain Agreement and Plan of Merger, dated as of April 6, 2021, as amended pursuant to the amendment to the merger agreement, dated August 19, 2021, as further amended pursuant to the amendment no. 2 to the merger agreement, dated August 27, 2021, as may be amended from time to time (the “Merger Agreement”).

WHEREAS, CAH, the Sponsor, LumiraDx and the Insiders are parties to that certain Amended and Restated Sponsor Agreement, dated as of April 6, 2021, as amended on August 19, 2021, as may be amended from time to time (the “Sponsor Agreement”).

WHEREAS, pursuant to the terms of the Sponsor Agreement, (a) the Sponsor may not transfer the Sponsor Shares prior to the consummation of the Merger and (b) the Sponsor Shares are subject to certain provisions regarding forfeiture and vesting.

WHEREAS, pursuant to the terms of the Merger Agreement, without the prior written consent of LumiraDx, CAH shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities) or authorize or propose any change in the equity capitalization or capital structure of CAH, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of CAH.

WHEREAS, solely for the purposes of facilitating the Merger, pursuant to a non-redemption agreement entered into by the Sponsor dated on or around the date hereof (the “Non-Redemption Agreement”) and any other non-redemption agreements entered into by the Sponsor for the purposes of facilitating the Merger that are on substantially the same terms as the Non-Redemption Agreement and approved by LumiraDx, the Sponsor desires to transfer certain of its Sponsor Shares to third parties in connection with, and prior to the consummation of, the Merger and desires that such Sponsor Shares not be subject to the provisions regarding forfeiture and vesting as set forth in the Sponsor Agreement (the “Proposed Transfers”).

WHEREAS, any amendment to the Sponsor Agreement requires the consent of CAH, the Sponsor, the Insiders and LumiraDx.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the parties hereby agree as follows:

1. CAH, the Sponsor, the Insiders and LumiraDx hereby (a) consent to the waiver of the transfer restrictions set forth in the Sponsor Agreement in connection with the Proposed Transfers, (b) consent to the waiver and termination of the provisions regarding forfeiture and vesting set forth in the Sponsor Agreement in connection with the Proposed Transfers, (c) acknowledge that the forfeiture and vesting provisions set forth in the Sponsor Agreement as they apply to the Sponsor shall be determined and allocated based upon the aggregate number of Sponsor Shares held by the Sponsor after taking into account the consummation of the Proposed Transfers (including the transfer of the Sponsor Shares set forth therein) and (d) approve the Proposed Transfers.

2. LumiraDx hereby consents under the Merger Agreement to the change in the equity capitalization of CAH pursuant to the Proposed Transfers and approves the Proposed Transfers.

3. This Waiver shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to conflict of laws provisions.

4. The parties acknowledge that this Waiver is limited to the transactions contemplated pursuant to the Proposed Transfers. This Waiver constitutes the full and entire understanding and agreement among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Other than expressly set forth herein, this Waiver does not in any way modify the Sponsor Agreement or the Merger Agreement.

5. This Waiver is intended to bind, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

6. This Waiver may be executed through facsimile or electronically, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first written above.

SPONSOR:

CA Healthcare Sponsor LLC

By:	/s/ Tim McMahon
Name: Tim McMahon
Title: Managing Member

INSIDERS:

By:	/s/ Larry J. Neiterman
Name: Larry J. Neiterman

By:	/s/ Jeffrey H. Barnes
Name: Jeffrey H. Barnes

By:	/s/ David Lang
Name: David Lang

By:	/s/ David H. Klein
Name: David H. Klein

By:	/s/ Afsaneh Naimollah
Name: Afsaneh Naimollah

CA HEALTHCARE ACQUISITION CORP.

By:	/s/ Larry J. Neiterman
Name: Larry J. Neiterman
Title: Chief Executive Officer

[Signature Page to Waiver]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first written above.

LUMIRADX LIMITED

By:	/s/ Veronique Ameye
Name:	Veronique Ameye
Title:	Authorised Signatory

[Signature Page to Waiver]